Exhibit 10.10

1109 McKay Drive

San Jose, CA. 95131

www.synaptics.com

May 10, 2024

Ken Rizvi

Dear Ken,

I am pleased to offer you a position with Synaptics Incorporated as Senior Vice President and Chief Financial Officer, reporting to Michael Hurlston, President & Chief Executive Officer. Your expected start date is July 15, 2024. You will receive a monthly salary of $40,834.00 that will be paid on the 15th and last day of each month (corresponding to an annual salary of $490,000.00).

You are eligible to receive an annual incentive target of 75% of your base salary for each Synaptics fiscal year starting in fiscal year 2025. Any annual incentive payable in Synaptics’ fiscal year 2025 will be prorated to the date you begin your employment. Payment of the incentive will be based first on company-wide performance, followed by department and individual goals annually. Payment of any incentive amount is ultimately at the discretion of Synaptics and is not guaranteed. Your performance and base salary will be reviewed each fiscal year as part of the Synaptics’ normal focal review process.

You will be eligible to participate in Synaptics’ management equity incentive program. For Synaptics’ 2025 fiscal year, subject to the approval of the Board of Directors of Synaptics (the “Board”), you will receive an amount of Restricted Stock Units (“RSUs”) corresponding to a $2,150,000 equity value, an amount of Performance Stock Units (‘‘PSUs”) corresponding to a $2,150,000 equity value, and an amount of Market Stock Units (‘‘MSUs”) corresponding to a $2,150,000 equity value. You will be granted your RSUs, PSUs, and MSUs on the next monthly equity cycle, which is anticipated to be on the 17th day of the month following your actual start date.

An amount of your RSUs corresponding to $2,150,000 equity value will vest as follows: 1/3 of the RSU grant will vest on the date that is one year from your grant date and 1/12 will vest each quarter thereafter on the anniversary of your grant date such that your award will be fully vested on the third anniversary of your grant date.

Your PSUs will vest as follows: 1/3 of the PSUs satisfying the PSU performance condition will vest on August 17, 2025, and 1/12 will vest each quarter thereafter on the anniversary of your first vest date such that your award will be fully vested on August 17, 2027.

Your MSUs will vest as follows: 1/3 of the MSUs satisfying the MSU performance condition will vest on August 17, 2025, and 1/3 will vest each year thereafter on August 17 such that your award will be fully vested on August 17, 2027.

The foregoing equity grants will be granted under the Synaptics Incorporated 2019 Equity and Incentive Compensation Plan. MSU achievement will be based on Synaptics’ total shareholder return performance, and PSU achievement will be based on Synaptics’ attainment of certain levels of non-GAAP earnings per share, each as determined by the Board. The terms of your grants, including share calculations, vesting schedules, performance periods, and performance conditions, are as determined by the Board and are contingent on your execution of grant notices and agreements in forms previously approved by the Board. Vesting of the RSU, PSU, and MSU awards is contingent on your continued employment with Synaptics.

Upon approval of the Board, you will be designated an “Executive” under the Synaptics Incorporated Change of Control Severance Policy for Principal Executive Officers and a “Covered Executive” under the Synaptics Incorporated Severance Policy for Principal Executive Officers. You agree to resign your position as a director of Synaptics and any subsidiary or affiliate of Synaptics as a pre-condition for receiving any severance or other payments or benefits under either Severance Policy.

You should be aware that your employment with Synaptics is for no specified period and constitutes “at will” employment. As a result, you are free to resign at any time, for any reason, or for no reason. Similarly, Synaptics is free to conclude its employment relationship with you at any time, with or without cause. This offer is contingent upon successful completion of your background and references screening.

For purposes of federal immigration law, you will be required to provide to Synaptics documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your hire date, or our employment relationship with you may be terminated.

You will receive our standard Proprietary Information and Invention Assignment Agreement regarding protection of confidential information and assignment of inventions during the on-boarding process. If you accept this offer, it is required as a condition of your employment that you return a signed copy of that agreement.

To accept Synaptics’ offer, please sign and date this letter in the space provided below. We would appreciate a response no later than May 14, 2024. This letter, along with the agreement relating to proprietary rights between you and Synaptics, sets forth the terms of your employment with Synaptics and supersedes any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by Synaptics and by you.

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Ken, we are really looking forward to your joining Synaptics and adding your experience and energy to our growing company.

Sincerely,

/s/ Lori Stahl

Lori Stahl

Chief People Officer

ACCEPTED AND AGREED TO

as of May 10, 2024

Signature: /s/ Ken Rizvi

Full Legal Name: Nader Ken Rizvi